JUNIOR LIEN LOAN ADDENDUM ("Addendum")

                                       TO

              MASTER MORTGAGE LOAN PURCHASE AGREEMENT ("Agreement")

Effective Date of this Addendum:       November 10, 2003

Effective Dale of the Agreement:       November 10, 2003

Purchaser:   Gateway Bank

Seller: Geneva Mortgage Corp.

All capitalized terms used in this Addendum and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

     This Addendum is entered into by Purchaser and Seller to modify the Agreement to permit the sale by Seller and the purchase by Purchaser of Junior Lien Loans as defined below. The terms and conditions set forth in this Addendum shall apply SOLELY to Junior Lien Loans and, in the event of any inconsistency between the terms and conditions of the Agreement and the terms and conditions of this Addendum with respect to such Junior Lien Loans, the terms and conditions of this Addendum shall apply.

     Now, therefore, for and in consideration of the sum of Ten Dollars ($10.00) and other valuable consideration, the receipt and sufficiency of which are acknowledged, Purchaser and Seller hereby agree as follows with respect to Junior Lien Loans:

     1. JUNIOR LIEN LOANS. Mortgage Loans that would otherwise he Eligible Mortgage Loan(s) except for the fact that they do not meet the representations and warranties contained in Section 2.6 (b) and (f) of the Agreement in that the lien position of the loan is subordinate to one, and only one, other Mortgage Loan and real estate taxes and assessments not yet due or payable and any other definition contained in the Agreement that refer specifically to a first lien but otherwise meets all the requirements of a Takeout Investor's Takeout Commitment and the Agreement

     2. COMPLIANCE WITH CONDITIONS OF AGREEMENT. Except to the extent the terms of this Addendum are expressly inconsistent with the terms of the Agreement the sale of Junior Lien Loans to Purchaser, shall comply with all terms and conditions of the Agreement, including, without limitation, the provisions concerning delivery and release of documentation and Mortgage Files, Purchase Price, payment terms, representations and warranties, standard of care, administration, servicing of Loans (whether the same are qualifying or Junior Lien Loans), sale of Mortgage Loans to Investors and provisions relating to Default.

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     3.   ELIGIBLE INVESTORS. Any third-party mortgage investor who qualifies as a Takeout Investor under the Agreement shall be eligible to purchase Interests in Junior Lien Loans ("Eligible Investors"). Should Seller wish to have one or more other institutions qualify as Eligible Investors, Seller must provide to Purchaser such institutions' most recent audited financial statements not less than seven (7) days prior to the date on which Seller intends to submit to Purchaser Junior Lien Loans to be taken out by such institutions pursuant to a Take-Out Commitment. NO NON-QUALIFYING LOANS TO BE TAKEN OUT BY INSTITUTIONS WHICH ARE NOT ALREADY DESIGNATED AS A TAKEOUT INVESTORS SHALL BE SUBMITTED TO PURCHASER UNTIL SUCH SEVEN (7) DAY PERIOD HAS EXPIRED and then only if Purchaser notifies Seller that such institutions have been approved as Eligible Investor hereunder.

     4. INVESTOR COMMITMENTS AND UNDERWRITING APPROVAL. With respect to the sale of Junior Lien Loans to Purchaser, Seller shall deliver a Takeout Commitment from an Eligible Investor. For purposes of this Addendum, the term Takeout Commitment shall have the same meaning as the term has under the Agreement, provided, however, the purchase of Junior Lien, Loans to be acquired by Eligible Investors shall be completed within THIRTY (30) days of Purchaser's purchase of such Junior Lien Loans. "With respect to each Junior Lien Loans in which Purchaser purchases, Seller shall also deliver to Purchaser a copy of the Eligible Investor's underwriting approval of each such Junior Lien Loans.

     5.   FUNDING LIMITATIONS.

          (a) PURCHASE PRICE. The Purchase Price for each Junior Lien Loans shall be equal to the lesser of (i) ninety-seven percent (97%) of the principal balance of the Junior Lien Loans, or (ii) the Commitment Amount.

          (b) MAXIMUM AMOUNT OF JUNIOR LIEN LOANS. The maximum amount of total Purchase Price from time to time outstanding with respect to Junior Lien Loans shall not exceed, in the aggregate, twenty percent (20%) of the Purchaser's Maximum Purchase Amount as set forth in the Agreement.

          (c) COMBINED LOAN-TO-VALUE (CLTV). The maximum Combined Loan-To-Value shall not exceed 95%.

     6. INVESTOR RETURN RATE. The Investor Return Rate on Junior Lien Loans shall be equal to the lesser of (i) the Prime Rate + 2.50%, or (ii) the Highest Lawful Rate but in no event less than (iii) the minimum rate of 5.500% + 1.00%.

     7. TRANSACTION FEE. Seller will be charged a Transaction Fee for the purchase of each Junior Lien Loans of $50.00 per Junior Lien Loans.

     8. REVIEW OF STATUS. Purchaser's willingness to purchase Junior Lien Loans is based on a review of Seller's operations by Purchaser's loan committee and a finding that Seller has demonstrated its expertise and financial ability to originate and sell these types of loans. Purchaser's loan committee shall periodically review such finding and Purchaser expressly

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reserves the right to terminate the provisions of this Addendum upon not less than ten (10) days notice to Seller. The foregoing sentence in no way obligates Purchaser to purchase any Mortgage Loan offered to it by Seller in accordance with the Agreement.

     9. GOVERNING LAW. The terms and conditions of this Addendum shall be governed by the 1aws of the State of California.

     10. INCLUSION IN AGREEMENT. By attaching this Addendum to the Agreement, this Addendum shall he deemed a part of the Agreement and shall be governed by all of the terms and conditions of the Agreement (except where such terms are expressly inconsistent with the terms of this Addendum), including all provisions relating to interpretation.

     The terms and provisions of this Addendum are accepted and agreed to by Purchaser and Seller.

     SELLER:
     ------
     Geneva Mortgage Corp.


     By:       /s/ Keith Haffner
         ----------------------------
     Name:   Keith Haffner
     Title:  President


     PURCHASER:
     GATEWAY BANK, a Federal Savings Bank


     By: /s/ Michael J. Kenny for Poppi Metaxas
         -------------------------------------------------
     Name:   Poppi Metaxas
     Title:  President and Chief Executive Officer

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